EXHIBIT 2

Report of Independent Registered Chartered Accountants and Consolidated Financial Statements of

IVANHOE MINES LTD.

December 31, 2008 and 2007

Deloitte & Touche LLP
2800 – 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of
  Ivanhoe Mines Ltd.

We have audited the accompanying consolidated balance sheets of Ivanhoe Mines Ltd. and subsidiaries (the “Company”) as at December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Ivanhoe Mines Ltd. and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 30, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

(signed) Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
March 30, 2009

Comments by Independent Registered Chartered Accountants on Canada-United States
of America Reporting Difference

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the changes described in Note 2 to the consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) our report to the Board of Directors and Shareholders, dated March 30, 2009, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the changes are properly accounted for and adequately disclosed in the financial statements.

(signed) Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
March 30, 2009

Deloitte & Touche LLP
2800 – 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of
  Ivanhoe Mines Ltd.

We have audited the internal control over financial reporting of Ivanhoe Mines Ltd. and subsidiaries (the “Company”) as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2008 of the Company and our report dated March 30, 2009 expressed an unqualified opinion on those financial statements and included a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to changes in accounting principles.

(signed) Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
March 30, 2009

IVANHOE MINES LTD.

Consolidated Balance Sheets

	December 31,
	2008	2007
	(Stated in thousands of U.S. dollars)
ASSETS
CURRENT
Cash and cash equivalents (Note 6)	$384,110	$145,694
Accounts receivable (Note 7)	47,520	37,076
Inventories (Note 8)	16,136	1,996
Prepaid expenses	11,160	7,183
Other current assets	144	144

TOTAL CURRENT ASSETS	459,070	192,093
LONG-TERM INVESTMENTS (Note 9)	55,945	52,010
OTHER LONG-TERM INVESTMENTS (Note 10)	22,301	47,132
NOTE RECEIVABLE FROM RELATED PARTY (Note 11)	—	7,512
PROPERTY, PLANT AND EQUIPMENT (Note 12)	199,281	225,623
DEFERRED INCOME TAXES (Note 18)	—	770
OTHER ASSETS	5,605	5,030

TOTAL ASSETS	$742,202	$530,170

LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Note 13)	$41,103	$109,310
Amounts due under credit facilities (Note 14)	15,963	17,050

TOTAL CURRENT LIABILITIES	57,066	126,360
CONVERTIBLE CREDIT FACILITY (Note 15)	349,128	137,854
LOANS PAYABLE TO RELATED PARTIES (Note 16)	—	5,088
DERIVATIVE CONTRACT (Note 17)	5,320	—
DEFERRED INCOME TAXES (Note 18)	9,512	1,511
ASSET RETIREMENT OBLIGATIONS (Note 19)	3,922	9,160

TOTAL LIABILITIES	424,948	279,973

COMMITMENTS AND CONTINGENCIES (Note 27)
MINORITY INTERESTS (Note 20)	20,692	—

SHAREHOLDERS’ EQUITY
SHARE CAPITAL (Note 21)
Authorized
Unlimited number of preferred shares without par value
Unlimited number of common shares without par value
Issued and outstanding 378,046,013 (2007 — 375,073,433) common shares	1,485,864	1,477,457
SHARE PURCHASE WARRANTS AND SHARE ISSUANCE COMMITMENT (Note 21(b) and(c))	32,560	26,619
BENEFICIAL CONVERSION FEATURE (Note 15)	28,883	11,869
ADDITIONAL PAID-IN CAPITAL	293,485	52,649
ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME (Note 22)	(24,222)	17,498
DEFICIT	(1,520,008)	(1,335,895)

TOTAL SHAREHOLDERS’ EQUITY	296,562	250,197

TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY	$742,202	$530,170

APPROVED BY THE BOARD:

/s/ D. Korbin D. Korbin, Director	/s/ K. Thygesen K. Thygesen, Director

The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.

Consolidated Statements of Operations

	Year Ended December 31,
	2008	2007
	(Stated in thousands of U.S. dollars, except for share and per share amounts)

REVENUE	$3,126	$—
COST OF SALES
Production and delivery	(1,931)	—
Depreciation and depletion	(314)	—

COST OF SALES	(2,245)	—

EXPENSES
Exploration (Note 3 and 21(a))	(260,281)	(304,024)
General and administrative (Note 21(a))	(27,453)	(27,074)
Depreciation	(4,957)	(4,222)
Mining property care and maintenance	(10,342)	(6,533)
Accretion of convertible credit facility (Note 15)	(9,658)	(901)
Accretion of asset retirement obligations (Note 19)	(429)	(698)
Write-down of carrying values of property, plant and equipment	(515)	(1,078)

TOTAL EXPENSES	(315,880)	(344,530)

OPERATING LOSS	(312,754)	(344,530)

OTHER INCOME (EXPENSES)
Interest income	13,182	12,936
Interest expense	(17,599)	(2,547)
Foreign exchange (losses) gains	(62,946)	11,891
Share of income from investment held for sale (Note 5)	—	427
Write-down of carrying value of investment held for sale (Note 5)	—	(134,309)
Write-down of carrying value of long-term investments (Note 9)	(7,103)	—
Write-down of carrying value of other long-term investments (Note 10)	(18,009)	(24,541)
Gain on sale of long-term investment and note receivable (Note 9)	201,428	1,018
Other (expense) income (Note 23)	(14,171)	—

LOSS BEFORE INCOME TAXES AND OTHER ITEMS	(217,972)	(479,655)
Provision for income taxes (Note 18)	(4,314)	(795)
Share of loss of significantly influenced investees (Note 9)	(10,092)	(9,165)
Minority interests (Note 20)	14,270	—

NET LOSS FROM CONTINUING OPERATIONS	(218,108)	(489,615)
INCOME FROM DISCONTINUED OPERATIONS (Note 4)	33,995	31,902

NET LOSS	$(184,113)	$(457,713)

BASIC AND DILUTED (LOSS) EARNINGS PER SHARE FROM
CONTINUING OPERATIONS	$(0.58)	$(1.31)
DISCONTINUED OPERATIONS	0.09	0.09

	$(0.49)	$(1.22)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (000’s)	375,801	374,504

The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.

Consolidated Statements of Shareholders’ Equity

			Share Purchase			Accumulated
	Share Capital		Warrants and	Beneficial	Additional	Other
	Number		Share Issuance	Conversion	Paid-In	Comprehensive
	of Shares	Amount	Commitment	Feature	Capital	(Loss) Income	Deficit	Total
	(Stated in thousands of U.S. dollars, except for share amounts)

Balances, December 31, 2006	373,463,637	$1,462,039	$23,062	$—	$33,705	$13,233	$(878,182)	$653,857
Net loss	—	—	—	—	—	—	(457,713)	(457,713)
Other comprehensive income (Note 22)	—	—	—	—	—	4,265	—	4,265

Comprehensive loss								(453,448)

Shares issued for:
Exercise of stock options	1,520,634	14,232	—	—	(4,372)	—	—	9,860
Bonus shares	57,741	830	—	—	—	—	—	830
Share purchase plan	28,561	331	—	—	—	—	—	331
Share purchase warrants	2,860	25	—	—	—	—	—	25
Convertible credit facility and share purchase warrants (Notes 15 and 21(c))	—	—	3,557	11,869	—	—	—	15,426
Dilution gains	—	—	—	—	6,073	—	—	6,073
Stock compensation charged to operations	—	—	—	—	17,243	—	—	17,243

Balances, December 31, 2007	375,073,433	$1,477,457	$26,619	$11,869	$52,649	$17,498	$(1,335,895)	$250,197
Net loss	—	—	—	—	—	—	(184,113)	(184,113)
Other comprehensive loss (Note 22)	—	—	—	—	—	(41,720)	—	(41,720)

Comprehensive loss								(225,833)

Shares issued for:
Acquisition of investment (Note 9(d)(v)), net of issue costs of $31	2,224,698	4,339	—	—	—	—	—	4,339
Exercise of stock options	463,127	3,022	—	—	(1,663)	—	—	1,359
Private placement (Note 21(b))	243,772	612	—	—	—	—	—	612
Share purchase plan	40,983	434	—	—	—	—	—	434
Share purchase warrants (Note 21(b))	—	—	94	—	—	—	—	94
Convertible credit facility and share purchase warrants (Notes 15 and 21(c))	—	—	5,847	17,014	—	—	—	22,861
Dilution gains	—	—	—	—	213,285	—	—	213,285
Stock compensation charged to operations	—	—	—	—	29,214	—	—	29,214

Balances, December 31, 2008	378,046,013	$1,485,864	$32,560	$28,883	$293,485	$(24,222)	$(1,520,008)	$296,562

The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2008	2007
	(Stated in thousands of U.S. dollars)

OPERATING ACTIVITIES
Cash used in operating activities (Note 24(a))	$(318,749)	$(238,791)

INVESTING ACTIVITIES
Proceeds from sale of discontinued operations	29,230	20,314
Reclassification of other long-term investments (Note 10)	—	(70,691)
Purchase of long-term investments	(39,497)	(16,523)
Loan to related party (Note 11)	—	(7,014)
Proceeds from sale of long-term investments and note receivable (Note 9)	216,730	1,163
Cash reduction on commencement of equity accounting (Note 9(a))	(2,865)	—
Expenditures on property, plant and equipment	(143,897)	(93,581)
Proceeds from sale of property, plant and equipment (Note 12(f))	121,498	—
Expenditures on other assets	(1,113)	(1,106)

Cash provided by (used in) investing activities	180,086	(167,438)

FINANCING ACTIVITIES
Proceeds from convertible credit facility (Note 15)	200,000	150,000
Proceeds from credit facilities (Note 14)	—	17,243
Issue of share capital	2,374	10,216
Repayment of loan payable to related party (Note 16)	(4,250)	—
Minority interests’ investment in subsidiaries	246,293	2,399

Cash provided by financing activities	444,417	179,858

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(67,338)	8,493

NET CASH INFLOW (OUTFLOW)	238,416	(217,878)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	145,694	363,572

CASH AND CASH EQUIVALENTS, END OF YEAR	$384,110	$145,694

CASH AND CASH EQUIVALENTS IS COMPRISED OF:
Cash on hand and demand deposits	$119,458	$29,427
Short-term money market instruments	264,652	116,267

	$384,110	$145,694

Supplementary cash flow information (Note 24)

The accompanying notes are an integral part of these consolidated financial statements.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

1.	NATURE OF OPERATIONS

Ivanhoe Mines Ltd. (the “Company”), together with its subsidiaries (collectively referred to as “Ivanhoe Mines”), is an international mineral exploration, development and production company holding interests in and conducting operations on mineral resource properties principally located in Central Asia and Australia.

2.	SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with United States of America generally accepted accounting principles (“U.S. GAAP”). The significant accounting policies used in these consolidated financial statements are as follows:

(a)	Principles of consolidation

These consolidated financial statements include the accounts of the Company and all its subsidiaries. The principal subsidiaries of the Company are Ivanhoe Mines Mongolia Inc. (B.V.I.), Ivanhoe Australia Limited (83% owned) (“Ivanhoe Australia”), and SouthGobi Energy Resources Ltd. (B.C., Canada) (80% owned) (“SouthGobi”), and their respective subsidiaries.

Altynalmas Gold Ltd. (B.C., Canada) (“Altynalmas”), along with its subsidiary Bakyrchik Mining Venture (Kazakhstan) (“BMV”), ceased being a subsidiary of the Company in October 2008 and from October 3, 2008 onwards it has been accounted for as an equity method investment (Note 9 (a)). At December 31, 2008, Ivanhoe Mines owns 49% of Altynalmas.

On February 27, 2007, the investment held for sale ceased being accounted for using the equity method. From February 28, 2007 onwards, the investment held for sale has been accounted for under the cost method (Note 5).

All intercompany transactions and balances have been eliminated.

Variable Interest Entities (“VIE’s”), which include, but are not limited to, special purpose entities, trusts, partnerships, and other legal structures, as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised 2003) (“FIN 46R”) “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51”, are entities in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIE’s are subject to consolidation by the primary beneficiary who will absorb the majority of the entities’ expected losses and/or expected residual returns.

(b)	Measurement uncertainties

Generally accepted accounting principles require management to make assumptions and estimates that affect the reported amounts and other disclosures in these consolidated financial statements. Actual results may differ from those estimates.

Significant estimates used in the preparation of these consolidated financial statements include, among other things, the recoverability of accounts receivable and investments, the proven and probable ore reserves, the estimated recoverable tonnes of ore from each mine area, the estimated net realizable value of inventories, the provision for income taxes and composition of deferred income tax assets and deferred income tax liabilities, the expected economic lives of and the estimated future operating results and net cash flows from property, plant and equipment, depreciation and depletion, stock-based compensation, beneficial conversion feature, estimated fair value of share purchase warrants and share issuance commitment, estimated fair value of derivative contracts, and the anticipated costs and timing of asset retirement obligations.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

(c)	Foreign currencies

The Company has determined the U.S. dollar to be its functional currency as it is the currency of the primary economic environment in which the Company and its subsidiaries operate. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities are translated at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are translated at rates approximating the exchange rates in effect at the time of the transactions. All exchange gains and losses are included in operations.

For foreign subsidiaries whose functional currency is the local currency, assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date, while revenues and expenses are translated at average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within shareholders’ equity. As a result of Ivanhoe Australia’s initial public offering in August 2008, it was determined that Ivanhoe Australia’s functional currency changed from the U.S. dollar to the Australian dollar.

(d)	Revenue recognition

Sales revenues are recognized when the risks and rewards of ownership pass to the customer, collection is reasonably assured and the price is reasonably determinable. This occurs when coal is either loaded onto a train or truck or when it is unloaded at the final destination, depending on the terms of the sales contract.

(e)	Cash and cash equivalents

Cash and cash equivalents include short-term money market instruments with terms to maturity, at the date of acquisition, not exceeding 90 days.

(f)	Inventories

Stockpiles are valued at the lower of production cost and net realizable value. Production cost includes direct and indirect labour, operating materials and supplies, transportation costs, and an applicable portion of operating overhead, including depreciation. Net realizable value is the expected difference between the average selling price of the finished product less the costs to get the product into saleable form and to the selling location.

Mine stores and supplies are valued at the lower of the weighted average cost, less allowances for obsolescence, and replacement cost.

(g)	Long-term investments

Long-term investments in companies in which Ivanhoe Mines has voting interests between 20% and 50%, or where Ivanhoe Mines has the ability to exercise significant influence, are accounted for using the equity method. Under this method, Ivanhoe Mines’ share of the investees’ earnings and losses is included in operations and its investments therein are adjusted by a like amount. Dividends received are credited to the investment accounts.

The other long-term investments are classified as “available-for-sale” investments. Unrealized gains and losses on these investments are recorded in accumulated other comprehensive income as a separate component of shareholders’ equity, unless the declines in market value are judged to be other than temporary, in which case the losses are recognized in income in the period. Realized gains and losses from the sale of these investments are included in income in the period.

(h)	Exploration and development

All direct costs related to the acquisition of mineral property interests are capitalized in the period incurred.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

Generally, exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration costs and the costs incurred to develop a property are capitalized. Exploration costs include value-added taxes incurred in foreign jurisdictions when recoverability of those taxes is uncertain.

Certain costs incurred constructing surface assets for an exploration shaft have been capitalized (Note 12 (b)). These surface assets included the shaft head frame, control room, hoisting equipment and ancillary facilities. The Company determined that these costs met the definition of an asset and that they were recoverable through salvage value or transfer of the assets to other locations. These costs were tested for impairment using estimated future cash flows based on reserves and resources beyond proven and probable reserves, in accordance with accounting policy Note 2 (i) for property, plant and equipment.

(i)	Property, plant and equipment

Property, plant and equipment are carried at cost (including development and preproduction costs, capitalized interest, other financing costs and all direct administrative support costs incurred during the construction period, net of cost recoveries and incidental revenues), less accumulated depletion and depreciation including write-downs. Following the construction period, interest, other financing costs and administrative costs are expensed as incurred.

On the commencement of commercial production, depletion of each mining property is provided on the unit-of-production basis, using estimated proven and probable reserves as the depletion basis.

Property, plant and equipment are depreciated, following the commencement of commercial production, over their expected economic lives using either the unit-of-production method or the straight-line method (over one to twenty years).

Capital works in progress are not depreciated until the capital asset has been put into operation.

Ivanhoe Mines reviews the carrying values of its property, plant and equipment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. An impairment is considered to exist if total estimated future cash flows, or probability-weighted cash flows on an undiscounted basis, are less than the carrying value of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows associated with values beyond proven and probable reserves and resources. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable future cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flows.

(j)	Stripping costs

Stripping costs incurred during the production phase of a mine are variable production costs that are included in the costs of inventory produced during the period that the stripping costs are incurred.

(k)	Asset retirement obligations

Ivanhoe Mines recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

(l)	Stock-based compensation

The Company has an Employees’ and Directors’ Equity Incentive Plan which is disclosed in Note 21. Under SFAS No. 123(R) the fair value of stock options at the date of grant is amortized to operations, with an offsetting credit to additional paid-in capital, on a straight-line basis over the vesting period. If and when the stock options are ultimately exercised, the applicable amounts of additional paid-in capital are transferred to share capital.

(m)	Deferred income taxes

The Company computes income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. SFAS 109 requires that the provision for deferred income taxes be based on the liability method. Deferred taxes arise from the recognition of the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement’s carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those deferred income tax assets that management believes will, more likely than not, fail to be realized.

On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). This interpretation clarifies the recognition threshold and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. No cumulative effect adjustment to the January 1, 2007 balance of the Company’s deficit was required upon the implementation of FIN 48.

The Company recognizes accrued interest related to unrecognized tax benefits in interest expense and penalties in operating expenses.

(n)	Loss per share

The Company follows SFAS No. 128, “Earnings Per Share”, which requires the presentation of basic and diluted earnings per share. The basic loss per share is computed by dividing the net loss attributable to common stock by the weighted average number of common shares outstanding during the year. All stock options and share purchase warrants outstanding at each period end have been excluded from the weighted average share calculation. The effect of potentially dilutive stock options and share purchase warrants was antidilutive in the years ending December 31, 2008 and 2007.

The potentially dilutive shares excluded from the loss per share calculation due to antidilution are as follows:

	December 31,
	2008	2007

Options	18,810,470	14,563,900
Share purchase warrants	128,493,450	127,053,044
Convertible credit facility	37,416,459	15,237,788

Total potentially dilutive shares	184,720,379	156,854,732

(o)	Segmented reporting

The Company has two operating segments, its coal division located in Mongolia and Indonesia, and its exploration and development division with projects located primarily in Mongolia and Australia.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

(p)	Accounting changes

•	Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“FAS 157”). In February 2008, the FASB issued a staff position that delays the effective date of FAS 157 for all nonfinancial assets and liabilities except those recognized or disclosed at least annually. Therefore, the Company has adopted the provision of FAS 157 with respect to its financial assets and liabilities only. FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is defined under FAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

In October 2008, the FASB staff issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” (“FSP FAS 157-3”), which clarifies the application of FAS 157 in an inactive market. The intent of this FSP is to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive. FSP FAS 157-3 states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgement and in some cases, observable inputs may require significant adjustment based on unobservable data. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for non-performance and liquidity risks when determining the fair value of an asset in an inactive market. FSP FAS 157-3 was effective upon issuance. The Company has incorporated the principles of FSP FAS 157-3 in determining the fair value of financial assets when the market for those assets is not active.

Valuation techniques used to measure fair value under FAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The three levels of the fair value hierarchy under FAS 157 are as follows:

Level 1:  Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2:  Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:  Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable.

The adoption of this statement did not have a material impact on the Company’s financial position or results of operations. All fair value adjustments at December 31, 2008 represent assets or liabilities measured at fair value on a recurring basis. Fair values as of December 31, 2008, were calculated as follows:

	Fair Value at December 31, 2008
	Total	Level 1	Level 2	Level 3

Assets:
Long-term investments	$20,430	$15,017	$5,413	$—
Other long-term investments	22,301	—	—	22,301

	$42,731	$15,017	$5,413	$22,301

Liabilities:
Derivative contract	$5,320	$—	$5,320	$—

	$5,320	$—	$5,320	$—

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

The Company’s long-term investments are classified within Level 1 and 2 of the fair value hierarchy as they are valued using quoted market prices of certain investments, as well as quoted prices for similar investments.

The Company’s other long-term investments are classified within Level 3 of the fair value hierarchy and consist of asset backed commercial paper.

The Company’s derivative contract is classified within Level 2 of the fair value hierarchy as it is determined using a Black-Scholes option pricing model, which uses readily observable market inputs, such as risk-free interest rates and volatility factors.

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial assets (other long-term investments) for the year ended December 31, 2008.

Balance at beginning of year	$47,132
Foreign exchange losses	(6,822)
Write-down of carrying value of other long-term investments	(18,009)

Balance at end of year	$22,301

•	Effective January 1, 2008, the Company adopted FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Company did not elect to apply the fair value option under this Statement to any instruments.

(q)	Recent accounting pronouncements

•	In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) changes accounting for acquisitions that close beginning in 2009. More transactions and events will qualify as business combinations and will be accounted for at fair value under the new standard. SFAS 141(R) promotes greater use of fair values in financial reporting. Some of the changes will introduce more volatility into earnings. SFAS 141(R) is effective for fiscal years beginning on or after December 15, 2008. The Company is currently assessing the impact that SFAS 141(R) may have on its financial position, results of operations, and cash flows.

•	In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards pertaining to (i) the nature and classification of the noncontrolling interest in the Consolidated Statement of Financial Position, (ii) attributing net income and comprehensive income to the parent and the noncontrolling interest, (iii) changes in a parent’s ownership interest in a subsidiary, and (iv) the deconsolidation of subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. SFAS 160 requires the classification of the noncontrolling interest as a separate component of stockholders’ equity. The Company is currently assessing the impact that SFAS 160 may have on the financial position, results of operations, and cash flows.

•	In November 2008, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”), which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 provides guidance on a number of factors, including, determination of the initial carrying value of an equity method investment, performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, accounting for an equity method investee’s issuance of shares,

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

and accounting for a change in an investment from the equity method to the cost method. EITF 08-6 is effective for fiscal years beginning on or after December 15, 2008. The Company is currently assessing the impact EITF 08-6 may have on its financial position, results of operations and cash flows.

•	In May 2008, the FASB issued FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless embedded conversion option is required to be separately accounted for as a derivative under FAS 133. Convertible debt instruments within the scope of FSP APB 14-1 are not addressed by the existing APB 14-1. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments within the scope of FSP APB 14-1 be separately accounting for in a manner that reflects the entity’s nonconvertible borrowing rate. This requires an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component will be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 is effective for fiscal years beginning on or after December 15, 2008 and will be applied retrospectively to all periods presented. The Company is currently assessing the impact of FSP APB 14-1 may have on its financial position, result of operations and cash flows.

3.	EXPLORATION EXPENSES

Generally, exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, at which time subsequent exploration costs and the costs incurred to develop a property are capitalized. Included in exploration costs are engineering and development costs associated with the Company’s Oyu Tolgoi Project located in Mongolia. It is expected that the Company will commence capitalizing costs of this nature once an Investment Agreement with the Government of Mongolia is finalized.

Ivanhoe Mines incurred exploration and development costs as follows:

	Years Ended December 31,
	2008	2007

Mongolia
Oyu Tolgoi	$155,999	$245,520
Coal Division	44,696	14,760
Other Mongolia Exploration	6,560	14,595

	207,255	274,875
Australia	46,457	22,096
Indonesia	4,547	3,669
Other	2,022	3,384

	$260,281	$304,024

4.	DISCONTINUED OPERATIONS

In February 2005, Ivanhoe Mines sold the Savage River Iron Ore Project (the “Project”) in Tasmania, Australia for two initial payments totalling $21.5 million, plus a series of five contingent, annual payments that commenced on March 31, 2006. The annual payments are based on annual iron ore pellet tonnes sold and an escalating price formula based on the prevailing annual Nibrasco/JSM pellet price.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

In 2006, Ivanhoe Mines received the first annual contingent payment of $28.2 million. In 2007, Ivanhoe Mines received the second annual contingent payment of $20.3 million. In 2008, Ivanhoe Mines received the third annual contingent payment of $29.2 million. At December 31, 2008 Ivanhoe Mines has accrued $28.0 million in relation to the fourth contingent annual payment due in March 2009.

To date, Ivanhoe Mines has received $99.2 million in proceeds from the sale of the Project.

5.	INVESTMENT HELD FOR SALE

As part of the agreement that established a strategic partnership with Rio Tinto International Holdings Ltd. (“Rio Tinto”) in 2006, Ivanhoe Mines agreed to divest all of its business interests and assets in Myanmar — including its indirect interest in the Monywa Copper Project — that were held through its Monywa subsidiary. On February 27, 2007, Ivanhoe Mines transferred ownership of the Monywa subsidiary to a company owned by an independent third-party trust (the “Trust”) in consideration for a promissory note. The sole purpose of the Trust is to sell the shares of the Monywa subsidiary to one or more arm’s-length third parties. Other than the promissory note, Ivanhoe Mines retains no interest in the Monywa subsidiary or any of its assets.

Upon transfer of the Myanmar assets to the Trust effective February 27, 2007, Ivanhoe Mines ceased accounting for the investment held for sale under the equity method due to an inability to exercise significant influence. The investment held for sale is now accounted for under the cost method.

At December 31, 2007, Ivanhoe Mines reviewed the carrying value of the investment held for sale and concluded it was impaired. As a result of this review Ivanhoe Mines recorded a $134.3 million write-down of the carrying amount of the investment held for sale.

6.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents at December 31, 2008 included SouthGobi’s balance of $10.3 million (December 31, 2007 — $1.4 million) and Ivanhoe Australia’s balance of $40.5 million (December 31, 2007 — $0.1 million), which were not available for Ivanhoe Mines’ general corporate purposes.

7.	ACCOUNTS RECEIVABLE

	December 31,
	2008	2007

Contingent income (Note 4)	$28,045	$23,280
Trade receivables	1,743	—
Refundable taxes	13,988	12,537
Related parties (Note 25)	142	248
Accrued interest	3,090	361
Other	512	650

	$47,520	$37,076

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

8.	INVENTORIES

	December 31,
	2008	2007

Stockpiles	$13,158	$—
Materials and supplies	2,978	1,996

	$16,136	$1,996

9.	LONG-TERM INVESTMENTS

	December 31,
	2008	2007

Investments in Companies subject to significant influence:
Altynalmas Gold Ltd.(a)	$31,290	$—
Exco Resources N.L.(b)	6,785	—
Jinshan Gold Mines Inc.(c)	—	5,354
Investments “available for sale”(d)	17,870	46,656

	$55,945	$52,010

(a)	On October 3, 2008, Ivanhoe Mines closed an agreement with several strategic partners whereby Altynalmas issued shares to acquire a 100% participating interest in BMV and a 100% participating interest in Intergold Capital LLP (“IGC”). Both IGC and BMV are limited liability partnerships established under the laws of Kazakhstan that are engaged in the exploration and development of minerals in Kazakhstan. As a result of this transaction, Ivanhoe Mines’ investment in Altynalmas was diluted to 49%. Ivanhoe Mines ceased consolidating Altynalmas on October 3, 2008 and commenced equity accounting for its investment.

December 31,
2008

Amount due from Altynalmas on commencement of equity accounting	$51,112
Advances and accrued interest	6,885

Amount due from Altynalmas	57,997
Carrying amount of equity method investment on commencement of equity accounting	(20,438)
Equity losses	(6,269)

(26,707)

Net investment in Altynalmas	$31,290

Amounts advanced to Altynalmas bear interest compounded monthly at a rate per annum equal to the one month London Inter-bank Offered Rate plus 3.0% and are due on demand.

(b)	During 2007, Ivanhoe Mines purchased 26.4 million common shares of Exco Resources N.L. (“Exco”) and 21.1 million Exco share purchase options for a total cost of $6,726,000 (Aud$7,920,000). Each Exco share purchase option was exercisable until June 1, 2008 to purchase an additional Exco common share at a price of Aud$0.35.

During May 2008, Ivanhoe Mines exercised its full option entitlement of 21.1 million Exco share purchase options to acquire 21.1 million shares of Exco at a cost of $6,926,000 (Aud$7,392,000). Also during June 2008,

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

Ivanhoe Mines acquired an additional 3.0 million shares of Exco at a cost of $990,000 (Aud$1,050,000). As a result of these purchases and the subsequent appointment of an Ivanhoe Mines’ representative to the Board of Directors of Exco, Ivanhoe Mines commenced equity accounting for its investment in Exco on July 1, 2008.

During 2008, Ivanhoe Mines recorded a $3,015,000 (Aud$4,291,000) equity loss on this investment. At December 31, 2008 the carrying value of Ivanhoe Mines’ investment in Exco was greater than its share of the underlying book value of Exco’s net assets by approximately $1,662,000 (Aud$2,572,000). This difference has resulted in an other-than-temporary impairment charge on Ivanhoe Mines investment in Exco of $1,662,000.

At December 31, 2008, the market value of Ivanhoe Mines’ 19.9% investment in Exco was $2,560,000 (Aud$3,643,000).

(c)	During May 2008, Ivanhoe Mines completed the sale of 67.5 million shares of Jinshan Gold Mines Inc. (“Jinshan”) and the Jinshan note receivable (Note 11) for total proceeds of $216,730,000 (Cdn$217,662,000). This transaction resulted in a gain on sale of $201,428,000 being recognized.

During 2008, Ivanhoe Mines recorded a $809,000 (2007 — $9,165,000) equity loss on its investment in Jinshan.

(d)	Investments “available for sale”

	December 31, 2008				December 31, 2007
	Equity	Cost	Unrealized	Fair	Equity	Cost	Unrealized	Fair
	Interest	Basis	Loss	Value	Interest	Basis	Gain	Value

Entrée Gold Inc.(i)	14.6%	$19,957	$(8,635)	$11,322	14.8%	$19,957	$13,354	$33,311
Exco Resources N.L. (Note 9(b))	—	—	—	—	12.0%	6,726	2,075	8,801
Jinshan Gold Mines Inc.(ii)	0.9%	554	—	554	—	—	—	—
Intec Ltd. (iii)	6.1%	521	—	521	6.1%	916	1,726	2,642
GoviEx Gold Inc.(iv)	1.5%	1,043	—	1,043	—	—	—	—
Ivanhoe Nickel & Platinum Ltd.(v)	1.9%	4,370	—	4,370	—	—	—	—
Other(vi)	—	60	—	60	—	1,559	343	1,902

		$26,505	$(8,635)	$17,870		$29,158	$17,498	$46,656

(i)	During 2007, Ivanhoe Mines exercised 2.5 million share purchase warrants of Entrée Gold Inc. (“Entrée”) to acquire 1.2 million shares of Entrée at a cost of $3,340,000 (Cdn$3,552,000).

Also during 2007 Ivanhoe Mines acquired an additional 2.1 million shares of Entreé at a total cost of $6,460,000 (Cdn$6,385,000).

(ii)	During 2008, Ivanhoe Mines exercised its full warrant entitlement of 1.5 million Jinshan warrants to acquire 1.5 million shares of Jinshan at a cost of $3,776,000 (Cdn$3,750,000).

Also during 2008, Ivanhoe Mines recorded an other-than-temporary impairment of $3,223,000 against this investment based on an assessment of the fair value of Jinshan.

(iii)	During 2008, Ivanhoe Mines acquired 6.9 million shares of Intec Ltd. (“Intec”) at a cost of $328,000 (Aud$343,000).

Also during 2008, Ivanhoe Mines recorded an other-than-temporary impairment of $724,000 against this investment based on an assessment of the fair value of Intec.

During 2007, Ivanhoe Mines sold 5.4 million shares of Intec for $1,163,000. These transactions resulted in a gain on sale of $1,018,000 being recognized.

(iv)	During 2008, Ivanhoe Mines acquired 1.0 million shares of GoviEx Gold Inc. (“GoviEx”) in exchange for a geophysics exploration team and certain mineral exploration equipment.

Also during 2008, Ivanhoe Mines acquired an additional 42,500 shares of GoviEx at a cost of $43,000.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

(v)	During 2008, Ivanhoe Mines acquired 1.0 million common shares of Ivanhoe Nickel and Platinum Ltd. (“Ivanplats”) and 3.4 million Ivanplats special warrants in exchange for 2.2 million common shares of Ivanhoe Mines.

(vi)	During 2008, Ivanhoe Mines recorded an other-than-temporary impairment of $1,451,000 against the investment in Redox Diamonds Ltd. (“Redox”) based on an assessment of the underlying fair value of Redox’s net assets.

Also during 2008, Ivanhoe Mines recorded an other-than-temporary impairment of $43,000 against other investments based on an assessment of their fair values.

10.	OTHER LONG-TERM INVESTMENTS

At December 31, 2008, the Company held non-bank-sponsored asset-backed commercial paper (“ABCP”) issued by a number of trusts with an original cost of $60.2 million. This ABCP was rated by DBRS as R-1 (high) at the date of investment and met the criteria of the Company’s investment policy. An R-1 (high) rating by DBRS is the highest rating for commercial paper. These investments matured during the third quarter of 2007 but, as a result of liquidity issues in the ABCP market, did not settle on maturity.

On August 16, 2007, it was announced that a group representing banks, asset providers and major investors had agreed to a standstill with regard to all non-bank sponsored ABCP (the “Montreal Proposal”). Under the proposal, the affected ABCP was to be converted into term floating-rate notes maturing no earlier than the scheduled termination dates of the underlying assets. The Montreal Proposal called for investors to continue to roll their ABCP during the standstill period. The Company was not a signatory to this agreement.

On September 6, 2007, a pan-Canadian restructuring committee (the “Committee”) consisting of major investors was formed to propose a solution to the liquidity problem affecting the ABCP market. On March 17, 2008, the Committee filed an application in the Ontario Superior Court of Justice (the “Court”) under the Companies’ Creditors Arrangement Act asking the Court to call a meeting of the ABCP noteholders. On March 20, 2008, the Committee made available additional documents outlining the details of the proposed restructuring plan. On April 25, 2008, the plan was approved by the noteholders and was sanctioned by the Court in June 5, 2008 (the “Sanction Order”). On June 25 and 26, 2008, the Court of Appeal for Ontario heard motions from a group of Montreal Proposal ABCP holders seeking leave to appeal, and an appeal of, the Sanction Order (the “Appeal”). The Appeal was heard and a denial decision was rendered on August 18, 2008. Some of these noteholders (including Ivanhoe Mines) sought leave to appeal that decision to the Supreme Court of Canada (the “SCC”). On September 19, 2008, the SCC announced that it would not grant leave to hear the appeal. On December 24, 2008, an agreement was reached with all key stakeholders to amend the terms of the Committee Restructuring Plan (the “Amended Plan”).

On January 12, 2009, the Court granted the Amended Plan Implementation Order. On January 21, 2009, the Amended Plan restructuring was completed. Upon closing of the Amended Plan, the Company received:

•	$22.7 million of MAV2 Class A-1 Notes;

•	$22.7 million of MAV2 Class A-2 Notes;

•	$4.1 million of MAV2 Class B Notes;

•	$1.5 million of MAV2 Class C Notes;

•	$1.3 million of MAV2 IA Class 1 Notes;

•	$1.0 million of MAV2 IA Class 2 Notes;

•	$0.9 million of MAV2 IA Class 3 Notes;

•	$1.2 million of MAV2 IA Class 13 Notes;

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

•	$1.6 million of MAV3 TA Class 14 Notes; and

•	$3.2 million of MAV3 TA Class 25 Notes.

There is a significant amount of judgment required in estimating the amount and timing of cash flows associated with the new long-term notes. The Company has estimated the fair value of the notes considering information provided on the restructuring, the best available public information regarding market conditions and other factors that a market participant would consider for such investments.

The Company has used a discounted cash flow approach to value the notes incorporating the following assumptions:

Accrued Interest from August 2007:	$2.7 million
Bankers Acceptance Rate:	1.5%
Discount Rates:	9% to 25%
Maturity Dates:	7.92 years
Expected Return of Principal:
A-1 Notes	100%
A-2 Notes	100%
B Notes	10%
C Notes	0%
IA Notes	0%
TA Notes	100%

Based on the discounted cash flow model as at December 31, 2008, the fair value of the Company’s long-term notes was estimated at $22.3 million. As a result of this valuation, the Company recorded a write-down of $18.0 million in the fourth quarter of 2008 in addition to the $24.5 million recorded in 2007.

Continuing uncertainties regarding the value of the assets that underlie the notes, the amount and timing of cash flows and changes in general economic conditions could give rise to a further change in the fair value of the Company’s investment in the notes, which would impact the Company’s results from operations. A 1.0% increase, representing 100 basis points, in the discount rate will decrease the fair value of the long-term notes by approximately $1.5 million.

11.	NOTE RECEIVABLE FROM RELATED PARTY

On June 26, 2007, Ivanhoe Mines participated in Jinshan’s private placement of senior unsecured promissory notes. Ivanhoe Mines purchased $7.0 million (Cdn$7.5 million) of units. Each unit consisted of one promissory note and 200 transferable share purchase warrants. Each note had a par value of Cdn$1,000 and earned 12% interest per annum, paid quarterly. Each warrant was exercisable into one common share for twenty-four months from the date of closing and had an exercise price of Cdn$2.50 per share.

Ivanhoe Mines disposed of the Jinshan note receivable as part of the transaction that took place in May 2008 (Note 9(c)). As a part of the Jinshan sale transaction, Ivanhoe Mines retained the share purchase warrants and subsequently exercised its entitlement (Note 9(d)(ii)) in June 2008.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

12.	PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2008			2007
		Accumulated			Accumulated
		Depletion and			Depletion and
		Depreciation,			Depreciation,
		Including	Net Book		Including	Net Book
	Cost	Write-downs	Value	Cost	Write-downs	Value

Mining properties
Bakyrchik Mining Venture, Kazakhstan(a)	$—	$—	$—	$87,541	$(87,541)	$—

Mining plant and equipment
Bakyrchik Mining Venture, Kazakhstan(a)	$—	$—	$—	$3,107	$(3,107)	$—

Other mineral property interests
Oyu Tolgoi, Mongolia(b)	$43,860	$(6,274)	$37,586	$43,740	$(6,255)	$37,485
Ovoot Tolgoi, Mongolia(c)	13,969	(64)	13,905	416	(53)	363
Cloncurry, Australia(d)	20,291	(126)	20,165	6,293	(126)	6,167
Mamahak, Indonesia(e)	13,182	—	13,182	—	—	—
Other exploration projects	1,270	(62)	1,208	1,271	(62)	1,209

	$92,572	$(6,526)	$86,046	$51,720	$(6,496)	$45,224

Other capital assets
Oyu Tolgoi, Mongolia(b)	$17,925	$(10,736)	$7,189	$23,614	$(9,634)	$13,980
Ovoot Tolgoi, Mongolia(c)	42,833	(437)	42,396	1,393	(269)	1,124
Cloncurry, Australia(d)	3,364	(706)	2,658	2,745	(400)	2,345
Other exploration projects	6,547	(5,825)	722	2,187	(1,793)	394

	$70,669	$(17,704)	$52,965	$29,939	$(12,096)	$17,843

Capital works in progress
Oyu Tolgoi, Mongolia(b)(f)	$53,466	$—	$53,466	$144,878	$—	$144,878
Ovoot Tolgoi, Mongolia(c)	6,804	—	6,804	—	—	—
Bakyrchik Mining Venture, Kazakhstan(a)	—	—	—	17,678	—	17,678

	$60,270	$—	$60,270	$162,556	$—	$162,556

	$223,511	$(24,230)	$199,281	$334,863	$(109,240)	$225,623

(a)	Ivanhoe Mines placed the Bakyrchik Mining Venture on a care and maintenance basis in 1998. As a result of the transaction described in Note 9 (a), the Bakyrchik Mining Venture ceased being consolidated on October 3, 2008.

(b)	Ivanhoe Mines has a 100% interest in the Oyu Tolgoi copper-gold project located in Mongolia. In 2007, the project’s four mining licenses were re-issued as Special Permits for Mining, which are each valid for 30 years and may be extended two times for 20 years per extension.

Capital works in progress at December 31, 2008 consisted mainly of surface assets being constructed at Oyu Tolgoi for Shaft No. 1, Shaft No. 2, and the concentrator.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

A significant portion of exploration expenses incurred during the year relate directly to the development of Oyu Tolgoi. Included in exploration expenses are shaft sinking, engineering, and development costs that have been expensed and not capitalized (Note 3).

(c)	Ivanhoe Mines, through it’s majority owned subsidiary, SouthGobi, holds a 100% interest in the Ovoot Tolgoi coal project located in Mongolia. In 2007, the Ovoot Tolgoi coal project’s mining license was granted for its open-pit coal mine, which is valid for 30 years. In 2008, SouthGobi received its permit to mine for the Ovoot Tolgoi open pit operations.

(d)	Ivanhoe Mines through it’s majority owned subsidiary, Ivanhoe Australia, owns certain copper-gold and uranium mining and exploration leases in Queensland, Australia.

(e)	Ivanhoe Mines, through it’s majority owned subsidiary, SouthGobi, holds a 85% working interest in the Mamahak coal project located in Indonesia.

(f)	During 2008, Ivanhoe Mines received $121.5 million from Rio Tinto from the sale of large equipment to be used in the construction of the Oyu Tolgoi copper and gold mining complex in Mongolia under an equipment-sale agreement that was executed in August 2008 between Ivanhoe Mines and Rio Tinto. Rio Tinto can require Ivanhoe Mines to purchase the equipment that has been sold to Rio Tinto — and any other equipment purchased by Rio Tinto as part of this agreement — if an acceptable Investment Agreement is reached with the Government of Mongolia. Ivanhoe Mines also has a right of first refusal to repurchase the equipment if Rio Tinto deems it appropriate to use the equipment elsewhere.

13.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31,
	2008	2007

Accounts payable	$24,449	$55,349
Payroll and other employee related payables	617	974
Accrued construction costs	12,820	49,008
Amounts payable to related parties (Note 25)	3,217	3,979

	$41,103	$109,310

14.	AMOUNTS DUE UNDER CREDIT FACILITIES

In October 2007, Ivanhoe Mines obtained non-revolving bank loans which are due on demand and secured against certain of the ABCP products (Note 10).

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

15.	CONVERTIBLE CREDIT FACILITY

	December 31,
	2008	2007

Principal amount of convertible credit facility	$350,000	$150,000
Accrued interest	24,165	2,379

	374,165	152,379
(Deduct) add
Beneficial conversion feature	(28,883)	(11,869)
Share purchase warrants	(9,403)	(3,557)
Accretion of discount	13,249	901

	$349,128	$137,854

In September 2007, Rio Tinto provided Ivanhoe Mines with a $350.0 million convertible credit facility to finance ongoing mine development activities at the Oyu Tolgoi Project pending the finalization of an Investment Agreement between Ivanhoe Mines and the Government of Mongolia. In October 2007, Ivanhoe Mines made an initial draw against the credit facility of $150.0 million. A second draw of $100.0 million was made in January 2008. The final draw on the credit facility of $100.0 million was made in April 2008.

The proceeds of the credit facility were used to ensure that long-lead-time orders for the manufacture of mining equipment such as trucks, tires, electric motors and ball mills, and development work at Oyu Tolgoi, remained on schedule pending a satisfactory conclusion of an Investment Agreement with the Mongolian Government.

Amounts advanced under the credit facility bear interest at a rate per annum equal to the three-month London Inter-Bank Offered Rate plus 3.3%, and mature on September 12, 2010. The outstanding principal amount and up to $108.0 million in interest are convertible into a maximum of 45.8 million common shares of Ivanhoe Mines at a price of US$10.00 per share and will be automatically converted into common shares upon maturity.

As part of the credit facility transaction, Rio Tinto also received share purchase warrants exercisable to purchase up to 35.0 million common shares of Ivanhoe Mines at a price of US$10.00 per share for a period of five years (Note 21 (c)). These warrants may be exercised on a basis proportionate to the amount of funds drawn down by Ivanhoe Mines under the credit facility, plus interest.

Amounts drawn on the credit facility are allocated to the convertible credit facility liability and incremental exercisable share purchase warrants based on their respective fair values at the time of the draw. The existence of a beneficial conversion feature is then assessed using an effective conversion price based on the proceeds allocated to the convertible credit facility liability in accordance with EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”.

Allocating proceeds to share purchase warrants and, if necessary, a beneficial conversion feature results in discounts on the convertible credit facility liability. These discounts are recognized as accretion expense over the life of the credit facility using the effective interest rate method. Any unamortized balance of the beneficial conversion feature discount will be expensed immediately upon conversion of the credit facility.

The accounting treatment for paid-in-kind interest is the same as that described above for amounts drawn on the credit facility.

During 2008, Ivanhoe Mines capitalized $4.7 million of interest expense and $2.7 million of accretion expense incurred on the convertible credit facility.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

16.	LOANS PAYABLE TO RELATED PARTIES

These loans were payable to the Chairman of the Company or a company controlled by him. They were non-interest bearing, unsecured and repayable in U.S. dollars. Repayment of these loans had been postponed until Ivanhoe Mines received an aggregate of $111.1 million from the sale of the Savage River Project. At December 31, 2008, $99.2 million has been received from the sale with a further $28.0 million accrued as receivable (Note 4 and 7). During 2008, Ivanhoe Mines discharged the obligation and recorded a gain of $838,000 on settlement of the debt.

17.	DERIVATIVE CONTRACT

In November 2008, Ivanhoe Mines entered into a Share Purchase Agreement with a third party (the “Transferor”) to acquire two million shares of SouthGobi for an initial payment of $7.0 million. Contemporaneously, Ivanhoe Mines entered into an Option Agreement which provides the Transferor with the option to acquire up to two million SouthGobi shares from Ivanhoe Mines at any time on or before the third anniversary of the agreements at an escalating price agreed upon in the Option Agreement.

The Option Agreement is a freestanding contract indexed to the stock of a consolidated subsidiary and is initially recorded at fair value and subsequently marked to fair value through earnings in accordance with EITF 00-6, “Accounting for Freestanding Derivative Financial Instruments Indexed to, and Potentially Settled in, the Stock of a Consolidated Subsidiary”.

The fair value of the option was determined using a Black-Scholes option pricing model, using the following assumptions at December 31, 2008:

	2008

Risk-free interest rate		1.05%
Expected life		1.4 years
Expected volatility		84%
Expected dividends	$	Nil

During 2008, Ivanhoe Mines recorded a derivative loss of $3.2 million on the Option Agreement.

18.	INCOME TAXES

As referred to in Note 2(b), Ivanhoe Mines must make significant estimates in respect of its provision for income taxes and the composition of its deferred income tax assets and liabilities. Ivanhoe Mines’ operations are, in part, subject to foreign tax laws where interpretations, regulations and legislation are complex and continually changing. As a result, there are usually some tax matters in question that may, upon resolution in the future, result in adjustments to the amount of deferred income tax assets and liabilities, and those adjustments may be material to Ivanhoe Mines’ financial position and results of operations.

Ivanhoe Mines’ provision for income and capital taxes for continuing operations consists of the following:

	Years Ended December 31,
	2008	2007

Deferred income taxes	$4,003	$585
Capital taxes	311	210

	$4,314	$795

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

Deferred income tax assets and liabilities for continuing operations at December 31, 2008 and 2007 arise from the following:

	December 31,
	2008	2007

Deferred income tax assets
Long-term investments	$35,375	$3,764
Loss carry-forwards	250,429	306,570
Other	12,792	8,351

	298,596	318,685
Valuation allowance	(298,596)	(317,915)

Net deferred income tax assets	—	770

Deferred income tax liabilities
Property, plant and equipment	9,512	1,230
Long-term investments	—	281

	9,512	1,511

Deferred income tax liabilities, net	$9,512	$741

A reconciliation of the provision for income and capital taxes for continuing operations is as follows:

	Years Ended December 31,
	2008	2007

Recovery of income taxes based on the combined Canadian federal and provincial statutory tax rates of 31.0% in 2008 and 34.1% in 2007 applied to the net loss from continuing operations	$66,276	$166,785
Deduct
Lower foreign tax rates	(13,593)	(9,912)
Tax benefit of losses not recognized	(57,376)	(151,267)
Non-taxable portion of realized capital gains	24,714	—
Capital taxes	(311)	(210)
Foreign exchange and other	(24,024)	(6,191)

Provision for income and capital taxes	$(4,314)	$(795)

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

At December 31, 2008, Ivanhoe Mines had the following unused tax losses from continuing operations, for which no deferred income tax assets had been recognized:

		Local	U.S. Dollar	Expiry
		Currency	Equivalent(i)	Dates

Non-capital losses:
Canada	Canadian	$147,040	$120,644	2009 to 2028
Australia	Australian	$93,569	$65,741		(a)
Mongolia	Mongolian Tugrik	975,849,140	$760,149		(b)
Mongolia	Mongolian Tugrik	41,997,934	$32,715	2009 to 2018
Mongolia	Mongolian Tugrik	50,223,018	$39,122	2009 to 2010
Indonesia	Indonesian Rupiah	137,714,378	$12,384	2012 to 2013
Singapore	Singapore	$3,442	$2,406		(a)

(i)	Translated using the year-end exchange rate.

(a)	These losses are carried forward indefinitely, subject to continuity of ownership and business tests.

(b)	These losses are carried forward until production from a mine commences; thereafter, they can be amortized on a straight-line basis over a period of ten years.

Ivanhoe Mines also has deductible temporary differences and unused tax losses in certain other foreign jurisdictions that are not disclosed above, as it is currently highly unlikely that these items will be utilized.

Ivanhoe Mines had no unrecognized tax benefits as of December 31, 2008 and 2007. Under current conditions and expectations, management does not foresee any significant changes in unrecognized tax benefits that would have a material impact on the Company’s financial statements.

During 2008 and 2007, Ivanhoe Mines did not recognize any accrued interest or penalties related to unrecognized tax benefits within the statement of operations or balance sheet.

Ivanhoe Mines is subject to taxes in Canada, Mongolia, Australia, Indonesia and various foreign countries. The tax years of major tax jurisdictions which remain subject to examination as of December 31, 2008 are as follows:

Canada	2001 to 2008
Mongolia	2000 to 2008
Australia	2003 to 2008
Indonesia	2006 to 2008

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

19.	ASSET RETIREMENT OBLIGATIONS

	December 31,
	2008	2007

Balance, beginning of year	$9,160	$6,353
Increase (decrease) in obligations for:
Changes in estimates	2,582	1,866
Amounts incurred	(11)	—
Foreign exchange	(546)	243
Accretion expense	429	698
Reduction on commencement of equity accounting (Note 9(a))	(7,692)	—

Balance, end of year	$3,922	$9,160

The total undiscounted amount of estimated cash flows required to settle the obligations is $20.1 million (2007 — $34.1 million), which has been discounted using credit adjusted risk free rates ranging from 5.6% to 11.3%. The majority of reclamation obligations are not expected to be paid for several years and will be funded from Ivanhoe Mines’ cash balances and environmental bonds restricted for the purpose of settling asset retirement obligations.

20.	MINORITY INTERESTS

At December 31, 2008 there were minority interests in SouthGobi and Ivanhoe Australia. Altynalmas, along with its subsidiary BMV, ceased being consolidated on October 3, 2008 (Note 9 (a)).

	Minority Interests
	SouthGobi	Ivanhoe Australia	Total

Balance, December 31, 2006 and December 31, 2007	$—	$—	$—

Increase in minority interests arising from share issuances by subsidiaries	28,847	8,784	37,631
Minority interests’ share of loss	(11,224)	(3,046)	(14,270)
Minority interests’ share of other comprehensive loss (Note 22)	—	(2,669)	(2,669)

Balance, December 31, 2008	$17,623	$3,069	$20,692

21.	SHARE CAPITAL

(a)	Equity Incentive Plan

The Company has an Employees’ and Directors’ Equity Incentive Plan (the “Equity Incentive Plan”), which includes three components: (i) a Share Option Plan; (ii) a Share Bonus Plan; and (iii) a Share Purchase Plan.

(i) The Share Option Plan authorizes the Board of Directors of the Company to grant options to directors and employees of Ivanhoe Mines to acquire Common Shares of the Company at a price based on the weighted average trading price of the Common Shares for the five days preceding the date of the grant. Options vest over four years and have five year contractual terms unless otherwise determined from time to time by the Board of Directors, on the recommendation of the Compensation and Benefits Committee. The Share Option Plan also provides that these options may, upon approval of the Board of Directors, be converted into stock appreciation rights.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

(ii) The Share Bonus Plan permits the Board of Directors of the Company to authorize the issuance, from time to time, of Common Shares of the Company to employees of the Company and its affiliates.

(iii) The Share Purchase Plan entitles each eligible employee of Ivanhoe Mines to contribute up to seven percent of each employee’s annual basic salary in semi-monthly instalments. At the end of each calendar quarter, each employee participating in the Share Purchase Plan is issued Common Shares of the Company equal to 1.5 times the aggregate amount contributed by the participant, based on the weighted average trading price of the Common Shares during the preceding three months.

The Company is authorized to issue a maximum of 37,000,000 Common Shares pursuant to the Equity Incentive Plan. At December 31, 2008, an aggregate of 439,893 Common Shares were available for future grants of awards under the plan.

Under SFAS No. 123(R), the value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination behaviour. Expected volatility is based on the historical volatility of the Company’s stock. These estimates involve inherent uncertainties and the application of management judgment. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest. As a result, if other assumptions had been used, the recorded stock-based compensation expense could have been materially different from that reported.

The weighted average grant-date fair value of stock options granted during 2008 and 2007 was Cdn$2.50 and Cdn$5.39, respectively. The fair value of these options was determined using a Black-Scholes option pricing model, recognizing forfeitures as they occur, using the following weighted average assumptions:

	2008		2007

Risk-free interest rate		2.86%		4.10%
Expected life		3.6 years		3.2 years
Expected volatility		57%		51%
Expected dividends	$	Nil	$	Nil

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

A summary of stock option activity and information concerning outstanding and exercisable options at December 31, 2008 is as follows:

	Options Outstanding
	Options	Number of	Weighted
	Available	Common	Average
	for Grant	Shares	Exercise Price
			(Expressed in
			Canadian dollars)

Balances, December 31, 2006	2,961,648	13,644,434	$8.99
Increase in amount authorized	5,000,000	—	—
Options granted	(2,915,500)	2,915,500	13.45
Options exercised	—	(1,520,634)	7.15
Options cancelled	475,400	(475,400)	8.32
Bonus shares	(57,741)	—	—
Shares issued under share purchase plan	(28,561)	—	—

Balances, December 31, 2007	5,435,246	14,563,900	$10.10
Options granted	(5,604,070)	5,604,070	5.68
Options exercised	—	(707,800)	5.70
Options cancelled	649,700	(649,700)	7.49
Shares issued under share purchase plan	(40,983)	—	—

Balances, December 31, 2008	439,893	18,810,470	$9.04

At December 31, 2008, the U.S. dollar equivalent of the weighted average exercise price was $7.42 (December 31, 2007 — $10.12).

The total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $3.6 million and $9.5 million, respectively.

As at December 31, 2008, options vested and expected to vest totalled 18,810,470 (December 31, 2007 — 14,563,900) and had an aggregate intrinsic value of $0.9 million (December 31, 2007 — $10.2 million).

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

The following table summarizes information concerning outstanding and exercisable options at December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise Price	Number	Exercise Price
Range of Exercise Prices	Outstanding	Life (in years)	per Share	Exercisable	per Share
(Expressed in Canadian dollars)			(Expressed in		(Expressed in
			Canadian		Canadian
			dollars)		dollars)

$ 2.82 to $ 3.50	2,558,070	6.87	$2.82	—	$—
$ 3.51 to $ 7.69	754,500	1.65	7.23	442,700	7.38
$ 7.70 to $ 8.20	1,558,000	3.96	7.87	1,345,000	7.86
$ 8.21 to $ 8.99	3,183,000	4.01	8.42	590,000	8.73
$ 9.00 to $10.27	6,589,700	4.10	9.73	4,470,200	9.73
$10.28 to $12.70	1,712,200	4.47	12.22	1,319,600	12.28
$12.71 to $16.79	2,455,000	5.35	13.52	796,500	13.51

	18,810,470	4.55	$9.04	8,964,000	$9.98

As at December 31, 2008 there was $24.2 million of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 1.9 years.

As at December 31, 2008 the aggregate intrinsic value for fully vested stock options was $Nil (December 31, 2007 — $10.3 million).

Stock-based compensation charged to operations was allocated between exploration expenses and general and administrative expenses as follows:

	Year Ended December 31,
	2008	2007

Exploration	$20,542	$11,669
General and administrative	8,672	5,574

	$29,214	$17,243

Stock-based compensation charged to operations was incurred by Ivanhoe Mines as follows:

	Year Ended December 31,
	2008	2007

Ivanhoe Mines Ltd.	$13,106	$10,416
SouthGobi Energy Resources Ltd.	7,506	6,827
Ivanhoe Australia Ltd.	8,602	—

	$29,214	$17,243

(b)	Rio Tinto Placement

In 2006, Ivanhoe Mines and Rio Tinto formed a strategic partnership whereby Rio Tinto would invest in Ivanhoe Mines and form a joint Ivanhoe Mines — Rio Tinto Technical Committee, to engineer, construct and

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

operate Ivanhoe Mines’s Oyu Tolgoi project in Mongolia. The agreement provides for Rio Tinto to make investments in the equity of Ivanhoe Mines, under defined conditions, totalling approximately $1.5 billion.

In October 2006, Rio Tinto completed a first private placement tranche under the agreement by purchasing approximately 37.1 million shares at a price of $8.18 per share, for proceeds totalling $303.4 million.

Rio Tinto will take up a $388.0 million second tranche private placement following the satisfactory conclusion of an Investment Agreement for the Oyu Tolgoi Project between Ivanhoe Mines and the Mongolian Government. Rio Tinto has the option to exercise the second tranche earlier.

In addition to the two private placements, Rio Tinto was granted 92,053,044 warrants, divided into two series. The lives of these warrants are determined by the date an approved Investment Agreement is reached. The Warrant Determination Date within the warrant terms presented below is the earlier of the date an approved Investment Agreement is reached or October 27, 2009.

The 46,026,522 Series A Warrants are non-transferable. Each warrant entitles Rio Tinto to purchase one Common Share of the Company at a price of:

(i) $8.38 during the period commencing November 30, 2006 and ending 180 days following the Warrant Determination Date; and

(ii) $8.54 during the period commencing 181 days after the Warrant Determination Date and ending 365 days after the Warrant Determination Date.

The 46,026,522 Series B Warrants are non-transferable. Each warrant entitles Rio Tinto to purchase one Common Share of the Company at a price of:

(i) $8.38 during the period commencing November 30, 2006 and ending 180 days following the Warrant Determination Date;

(ii) $8.54 during the period commencing 181 days after the Warrant Determination Date and ending 365 days after the Warrant Determination Date;

(iii) $8.88 during the period commencing 366 days after the Warrant Determination Date and ending 545 days after the Warrant Determination Date; and

(iv) $9.02 during the period commencing 546 days after the Warrant Determination Date and ending 725 days after the Warrant Determination Date.

During 2008, Rio Tinto received 243,772 shares and 1,440,406 additional share purchase warrants (the “Anti-Dilution Warrants”), divided into two series. The lives of the Anti-Dilution Warrants are identical to the Series A Warrants and Series B Warrants above. Each Anti-Dilution Warrant entitles Rio Tinto to purchase one Common Share of the Company at a price of Cdn$3.15.

Ivanhoe Mines has recorded an amount of $23.2 million in shareholders’ equity, attributable to the fair value of the Rio Tinto share purchase warrants and second tranche share issuance commitment. As at December 31, 2008, all of the Series A Warrants, Series B Warrants and Anti-Dilution Warrants were outstanding.

(c)	Rio Tinto Financing

As part of the credit facility transaction disclosed in Note 15, Rio Tinto received share purchase warrants exercisable to purchase up to 35.0 million common shares of Ivanhoe Mines at a price of US$10.00 per share at any time on or before October 24, 2012. These warrants may be exercised on a basis proportionate to the sum of all amounts drawn down on the facility and interest added to the principal amount of the facility. As at December 31, 2008, 35.0 million share purchase warrants were exercisable.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

22.	ACCUMULATED OTHER COMPREHENSIVE INCOME

	December 31,
	2008	2007

Accumulated OCI at beginning of year
Investments, net of tax of $nil, $nil	$17,498	$13,233
Currency translation adjustment, net of tax of $nil, $nil	—	—
Non-controlling interests	—	—

	$17,498	$13,233

Other comprehensive (loss) income for the year:
Changes in fair value of investments	$(35,703)	$5,235
Currency translation adjustments	(18,256)	—
Non-controlling interests	2,669	—
Less: reclassification adjustments for gains/losses recorded in earnings:
Investments:
Other than temporary impairment charges	3,990	—
Gains realized on sale	—	(970)
Less: reclassification on commencement of equity accounting:
Exco Resources N.L. (Note 9(b))	5,580	—

Other comprehensive (loss) income, before tax	(41,720)	4,265

Income tax recovery (expense) related to OCI	—	—

Other comprehensive (loss) income, net of tax	$(41,720)	$4,265

Accumulated OCI at end of year
Investments, net of tax of $nil, $nil	$(8,635)	$17,498
Currency translation adjustment, net of tax of $nil, $nil	(18,256)	—
Non-controlling interests (Note 20)	2,669	—

	$(24,222)	$17,498

23.	OTHER INCOME/EXPENSE

	December 31,
	2008	2007

Gain on sale of equipment (Note 9(d)(v))	$911	$—
Loss on sale of equipment (Note 12(f))	(5,996)	—
Loss on derivative contract (Note 17)	(3,209)	—
Gain on settlement of debt (Note 16)	838	—
Listing fees — SouthGobi	(6,715)	—

Balance, end of year	$(14,171)	$—

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

24.	CASH FLOW INFORMATION

(a)	Reconciliation of net loss to net cash flow used in operating activities

	Year Ended December 31,
	2008	2007

Net loss	$(184,113)	$(457,713)
Income from discontinued operations	(33,995)	(31,902)
Items not involving use of cash
Stock-based compensation	29,214	17,243
Accretion expense	10,087	1,599
Accrued mining property care and maintenance	448	—
Depreciation	5,271	4,222
Write-down of carrying values of property, plant and equipment	6,080	1,078
Share of income from investment held for sale, net of cash distribution	—	23,428
Write-down of carrying value of investment held for sale	—	134309
Accrued interest income	(3,646)	(982)
Accrued interest expense	17,054	2378
Unrealized foreign exchange losses (gains)	57,790	(9,270)
Share of loss of significantly influenced investees	10,092	9,165
Write-down of carrying value of other long-term investments	18,009	24,541
Gain on sale of long-term investments	(201,428)	(1,018)
Write-down of carrying value of long-term investments	7,103	—
Write-down of carrying value of loan receivable	—	908
Loss on derivative contract	3,209	—
Gain on settlement of debt	(838)	—
Gain on sale of equipment	(911)	—
Loss on sale of equipment	5,996	—
Deferred income taxes	4,003	585
Minority interests	(14,270)	—
Bonus shares	—	830
Net change in non-cash operating working capital items:
(Increase) decrease in:
Accounts receivable	(2,688)	(749)
Inventories	(11,616)	3317
Prepaid expenses	(4,669)	473
Other current assets	—	142
(Decrease) increase in:
Accounts payable and accrued liabilities	(34,931)	38,625

Cash used in operating activities	$(318,749)	$(238,791)

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

(b)	Other supplementary information

	Years Ended December 31,
	2008	2007

Interest paid	$470	$169

Income taxes paid	$311	$210

25.	OTHER RELATED PARTY TRANSACTIONS

The following tables summarize related party expenses incurred by Ivanhoe Mines, primarily on a cost-recovery basis, with an officer of a subsidiary of Ivanhoe Mines, a company subject to significant influence by Ivanhoe Mines, a company affiliated with Ivanhoe Mines, or with companies related by way of directors or shareholders in common. The tables summarize the transactions with related parties and the types of expenditures incurred with related parties:

	Years Ended December 31,
	2008	2007

Global Mining Management Corporation(a)	$8,147	$8,577
Ivanhoe Capital Aviation LLC(b)	3,840	3,840
Fognani & Faught, PLLC(c)	621	1,583
Ivanhoe Capital Pte. Ltd.(d)	—	10
Ivanhoe Capital Services Ltd.(e)	601	958
Rio Tinto plc(f)	4,783	1,330

	$17,992	$16,298

	Years Ended December 31,
	2008	2007

Exploration	$4,783	$1,330
Legal	621	1,583
Office and administrative	2,451	2,756
Salaries and benefits	6,297	6,789
Travel (including aircraft rental)	3,840	3,840

	$17,992	$16,298

The above noted transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Accounts receivable and accounts payable at December 31, 2008, included $142,000 and $3,217,000, respectively (December 31, 2007 — $248,000 and $3,979,000, respectively), which were due from/to a company under common control, a company affiliated with Ivanhoe Mines, or companies related by way of directors in common.

(a) Global Mining Management Corporation (“Global”) is a private company based in Vancouver owned equally by seven companies, one of which is Ivanhoe Mines. Global has a director in common with the Company. Global provides administration, accounting, and other office services to the Company on a cost-recovery basis.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

(b) Ivanhoe Capital Aviation LLC (“Aviation”) is a private company 100% owned by the Company’s Chairman. Aviation operates an aircraft which is rented by the Company on a cost-recovery basis.

(c) An officer of a subsidiary of Ivanhoe Mines is a partner with Fognani & Faught, PLLC, a legal firm which provides legal services to Ivanhoe Mines.

(d) Ivanhoe Capital Pte. Ltd. (“ICPL”) is a private company 100% owned by the Company’s Chairman. ICPL provides administration, accounting, and other office services in Singapore and London on a cost-recovery basis.

(e) Ivanhoe Capital Services Ltd. (“ICS”) is a private company 100% owned by the Company’s Chairman. ICS provides management services out of Singapore and London on a cost-recovery basis.

(f) Rio Tinto owns 9.9% of Ivanhoe Mines. Rio Tinto provides engineering related services for the Oyu Tolgoi Project on a cost-recovery basis.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

26.	SEGMENT DISCLOSURES

	Year Ended December 31, 2008
	Exploration	Coal	Corporate	Consolidated

REVENUE	$—	$3,126	$—	$3,126
COST OF SALES
Production and delivery	—	(1,931)	—	(1,931)
Depreciation and depletion	—	(314)	—	(314)

COST OF SALES	—	(2,245)	—	(2,245)

EXPENSES
Exploration	(207,673)	(52,608)	—	(260,281)
General and administrative	—	—	(27,453)	(27,453)
Depreciation	(4,133)	(244)	(580)	(4,957)
Mining property care and maintenance	—	—	(10,342)	(10,342)
Accretion of convertible credit facility	—	—	(9,658)	(9,658)
Accretion of asset retirement obligations	(75)	(10)	(344)	(429)
Write-down of carrying values of property, plant and equipment	(7)	(504)	(4)	(515)

TOTAL EXPENSES	(211,888)	(55,611)	(48,381)	(315,880)

OPERATING LOSS	(211,888)	(52,485)	(48,381)	(312,754)

OTHER INCOME (EXPENSES)
Interest income	1,396	1,857	9,929	13,182
Interest expense	—	—	(17,599)	(17,599)
Foreign exchange (losses) gains	(1,483)	(4,630)	(56,833)	(62,946)
Share of income from investment held for sale	—	—	—	—
Write-down of carrying value of investment held for sale	—	—	—	—
Write-down of carrying value of long-term investments	(1,662)	—	(5,441)	(7,103)
Write-down of carrying value of other long-term investments	—	—	(18,009)	(18,009)
Gain on sale of long-term investment and note receivable	—	—	201,428	201,428
Other (expense) income	(5,996)	(6,715)	(1,460)	(14,171)

(LOSS) INCOME BEFORE INCOME TAXES AND OTHER ITEMS	(219,633)	(61,973)	63,634	(217,972)
Provision for income taxes	(88)	(121)	(4,105)	(4,314)
Share of loss of significantly influenced investees	(3,015)	—	(7,077)	(10,092)
Minority interests	3,046	—	11,224	14,270

NET (LOSS) INCOME FROM CONTINUING OPERATIONS	(219,690)	(62,094)	63,676	(218,108)
INCOME FROM DISCONTINUED OPERATIONS	—	—	33,995	33,995

NET (LOSS) INCOME	$(219,690)	$(62,094)	$97,671	$(184,113)

CAPITAL EXPENDITURES	$63,947	$62,496	$17,454	$143,897

TOTAL ASSETS	$206,349	$110,523	$425,329	$742,202

During the year ended December 31, 2008, all of the coal division’s revenue arose from coal sales in Mongolia to two customers. Total revenues by customer were $1.9 million and $1.2 million.

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

	Year Ended December 31, 2007
	Exploration	Coal	Corporate	Consolidated

REVENUE	$—	$—	$—	$—
COST OF SALES
Production and delivery	—	—	—	—
Depreciation and depletion	—	—	—	—

COST OF SALES	—	—	—	—

EXPENSES
Exploration	(280,862)	(23,162)	—	(304,024)
General and administrative	—	—	(27,074)	(27,074)
Depreciation	(3,633)	(64)	(525)	(4,222)
Mining property care and maintenance	—	—	(6,533)	(6,533)
Accretion of convertible credit facility	—	—	(901)	(901)
Accretion of asset retirement obligations	(417)	—	(281)	(698)
Write-down of carrying values of property, plant and equipment	(9)	—	(1,069)	(1,078)

TOTAL EXPENSES	(284,921)	(23,226)	(36,383)	(344,530)

OPERATING LOSS	(284,921)	(23,226)	(36,383)	(344,530)

OTHER INCOME (EXPENSES)
Interest income	103	44	12,789	12,936
Interest expense	—	—	(2,547)	(2,547)
Foreign exchange (losses) gains	(5,872)	48	17,715	11,891
Share of income from investment held for sale	—	—	427	427
Write-down of carrying value of investment held for sale	—	—	(134,309)	(134,309)
Write-down of carrying value of long-term investments	—	—	—	—
Write-down of carrying value of other long-term investments	—	—	(24,541)	(24,541)
Gain on sale of long-term investment and note receivable	—	—	1,018	1,018
Other (expense) income	—	—	—	—

(LOSS) INCOME BEFORE INCOME TAXES AND OTHER ITEMS	(290,690)	(23,134)	(165,831)	(479,655)
Provision for income taxes	(166)	—	(629)	(795)
Share of loss of significantly influenced investees	—	—	(9,165)	(9,165)
Minority interests	—	—	—	—

NET (LOSS) INCOME FROM CONTINUING OPERATIONS	(290,856)	(23,134)	(175,625)	(489,615)
INCOME FROM DISCONTINUED OPERATIONS	—	—	31,902	31,902

NET (LOSS) INCOME	$(290,856)	$(23,134)	$(143,723)	$(457,713)

CAPITAL EXPENDITURES	$79,146	$1,031	$13,404	$93,581

TOTAL ASSETS	$261,339	$5,565	$263,266	$530,170

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

	December 31,
	2008	2007

Property, plant and equipment at the end of the year:
Mongolia	$161,346	$197,830
Australia	22,823	8,512
Indonesia	13,182	—
Kazakhstan	—	17,678
Canada	341	860
Other	1,589	743

	$199,281	$225,623

27.	COMMITMENTS AND CONTINGENCIES

Ivanhoe Mines has, in the normal course of its business, entered into various long-term contracts, which include commitments for future operating payments under contracts for drilling, engineering, equipment rentals and other arrangements as follows:

2009	$40,039
2010	2,079
2011	1,733
2012	1,642
2013 onwards	1,368

$46,861

As a result of the equipment-sale agreement (Note 12 (f)), Ivanhoe Mines may be obligated to purchase the equipment that has been sold to Rio Tinto — and any other equipment purchased by Rio Tinto as part of the agreement — once an acceptable Investment Agreement is reached with the Government of Mongolia.

28.	DISCLOSURES REGARDING FINANCIAL INSTRUMENTS

(a) The estimated fair value of Ivanhoe Mines’ financial instruments was as follows:

	December 31,
	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Cash	$384,110	$384,110	$145,694	$145,694
Accounts receivable	47,520	47,520	37,076	37,076
Other current assets	144	144	144	144
Long-term investments	55,945	78,427	52,010	231,217
Other long-term investments	22,301	22,301	47,132	47,132
Note receivable from related party	—	—	7,512	7,512
Accounts payable and accrued liabilities	41,103	41,103	109,310	109,310
Amounts due under credit facilities	15,963	15,963	17,050	17,050
Loans payable to related parties	—	—	5,088	4,625
Derivative contract	5,320	5,320	—	—

IVANHOE MINES LTD.

Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)

The fair value of Ivanhoe Mines’ long-term investments was determined by reference to published market quotations, which may not be reflective of future values.

The fair value of Ivanhoe Mines’ other long-term investments, consisting of ABCP, was determined by considering the best available data regarding market conditions for such investments, which may not be reflective of future values.

The fair value of loans payable to related parties was estimated by discounting future payments to their present value.

The fair values of Ivanhoe Mines’ remaining financial instruments were estimated to approximate their carrying values, due primarily to the immediate or short-term maturity of these financial instruments.

(b) Ivanhoe Mines is exposed to credit risk with respect to its accounts receivable. The significant concentrations of credit risk are situated in Mongolia and Australia. Ivanhoe Mines does not mitigate the balance of this risk in light of the credit worthiness of its major debtors.

(c) Ivanhoe Mines is exposed to interest rate risk with respect to the variable rates of interest incurred on the convertible credit facility (Note 15) and amounts due under credit facilities (Note 14). Interest rate risk is concentrated in Canada. Ivanhoe Mines does not mitigate the balance of this risk.